Exhibit 99.10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-142592 on Form N-1A of our report dated December 22, 2008, relating to the financial statements and financial highlights of BlackRock Funds II, including Prepared Portfolio 2010, Prepared Portfolio 2015, Prepared Portfolio 2020, Prepared Portfolio 2025, Prepared Portfolio 2030, Prepared Portfolio 2035, Prepared Portfolio 2040, Prepared Portfolio 2045 and  Prepared Portfolio 2050 appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended October 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accountant” and “Financial Statements” in the Statement of Additional Information, all of which are part of such Registration Statement.

Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 27, 2009